Exhibit 99.1

United Fire Group, Inc. Increases and Declares Common Stock Cash Dividend

CEDAR RAPIDS, IOWA-May 15, 2013- Today, the Board of Directors of United Fire Group, Inc. (NASDAQ: UFCS) (the "Company") declared a common stock quarterly cash dividend of $0.18 per share. This is a 20 percent increase from the prior quarterly dividend of $0.15 per share. This dividend will be payable June 14, 2013, for shareholders of record as of May 31, 2013.
"Our company has a very long history of rewarding shareholders through the payment of dividends," stated Randy Ramlo, President and Chief Executive Officer. "We have paid a dividend every quarter since March 1968. The Board's actions today reflect what we believe is an appropriate means of addressing shareholder value at this time. We believe that investors will find merit in this significant dividend increase along with our recent stock price appreciation. We will, however, continue to believe that future investment in profitable growth opportunities is our best means of shareholder enrichment and will actively pursue those opportunities as well."

About United Fire Group, Inc.:
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance as well as selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 36 states, represented by more than 900 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.
Contact:
Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com